Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
October 17, 2012	Brendan J. McGill
Executive Vice President COO/ CFO
(215-256-8828)

Harleysville Savings Financial Corporation Announces Earnings for the Fiscal Year

Ended September 30, 2012 and the Declaration of Regular Cash Dividend.

Harleysville, PA., October 17, 2012 – Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that the Company’s Board of Directors declared a regular quarterly cash dividend of $.20 per share on the Company’s common stock. The cash dividend will be payable on November 21, 2012 to stockholders of record on November 7, 2012.

Net income for the twelve months ended September 30, 2012 amounted to $5,053,000 or $1.33 per diluted share compared to $5,395,000 or $1.44 per diluted share for the twelve months ended September 30, 2011.

Net income for the fourth quarter of fiscal year 2012 amounted to $1,156,000 or $.30 per diluted share compared to $1,097,000 or $.29 per diluted share for the fourth quarter of fiscal year 2011.

Ron Geib, President and Chief Executive Officer of the Company, stated, “Again this year, we ended our fiscal year with solid financial results in spite of continued economic uncertainty, increased regulatory burden, low demand for loans and pressure on interest margins. Our credit quality continues to be high and the liabilities on our balance sheet continue to experience a shift from certificate of deposits to a significant increase in core transaction accounts. Combining this shift in deposits with reducing the amount of advances as they mature, has allowed our net interest rate spread to increase to 2.26% from 2.07% a year ago. Between the improved strength of the balance sheet and the work ethic of our highly engaged team members, we are looking forward to continuing to create value for our stakeholders this coming year.”

The Company’s assets totaled $802.6 million compared to $835.7 million a year ago. Stockholders’ book value increased 4.35% to $15.85 per share from $15.19 a year ago.

Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank, headquartered in Harleysville, PA. Harleysville is located in Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.

This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Harleysville Savings Financial Corporation

Selected Consolidated Financial Data as of September 30, 2012

(Dollars in thousands except per share data)	Year-To-Date
( Unaudited)	Twelve Months Ended:		Three Months Ended:
Selected Consolidated Earnings Data	Sept 30, 2012	Sept 30, 2011	Sept 30, 2012	Jun 30, 2012	Mar 31, 2012	Dec 31, 2011	Sept 30, 2011
Total interest income	$34,533	$37,573	$8,194	$8,599	$8,736	$9,005	$9,358

Total interest expense	15,095	19,034	3,483	3,691	3,955	3,967	4,559

Net Interest Income	19,438	18,539	4,711	4,908	4,781	5,038	4,799

Provision for loan losses	930	1,150	170	255	255	250	660

Net Interest Income after Provision for Loan Losses	18,508	17,389	4,541	4,653	4,526	4,788	4,139

Gain on sale of investments	34	—	—	34	—	—	—
Gain on sales of loans	34	—	34	—	—	—	—
Bank owned life insurance	486	1,548	122	121	121	122	141
Other income	1,616	1,438	382	443	341	449	393
Total other expenses	13,488	13,125	3,392	3,385	3,413	3,298	3,239

Income before income taxes	7,190	7,250	1,687	1,866	1,575	2,061	1,434
Income tax expense	2,137	1,855	531	555	354	697	337

Net Income	$5,053	$5,395	$1,156	$1,311	$1,221	$1,364	$1,097

Per Common Share Data
Basic earnings	$1.35	$1.45	$0.31	$0.35	$0.33	$0.36	$0.29
Diluted earnings	$1.33	$1.44	$0.30	$0.34	$0.32	$0.36	$0.29
Dividends	$0.78	$0.76	$0.20	$0.20	$0.19	$0.19	$0.19
Tangible book value	$15.85	$15.19	$15.85	$15.73	$15.56	$15.39	$15.19
Shares outstanding	3,768,931	3,758,751	3,768,931	3,747,031	3,728,089	3,772,028	3,758,751
Average shares outstanding—basic	3,747,729	3,726,599	3,752,764	3,736,462	3,738,430	3,763,147	3,752,394
Average shares outstanding—diluted	3,811,447	3,758,281	3,834,826	3,823,689	3,794,487	3,790,457	3,776,650

Harleysville Savings Financial Corporation

Selected Consolidated Financial Data as of September 30, 2012

(Dollars in thousands except per share data)	Year-To-Date
( Unaudited)	Twelve Months Ended:		Three Months Ended:
Other Selected Consolidated Data	Sept 30, 2012	Sept 30, 2011	Sept 30, 2012	Jun 30, 2012	Mar 31, 2012	Dec 31, 2011	Sept 30, 2011
Return on average assets	0.61%	0.63%	0.57%	0.63%	0.59%	0.66%	0.52%
Return on average equity	8.69%	9.79%	7.83%	9.00%	8.44%	9.40%	7.74%
Net interest rate spread	2.26%	2.07%	2.23%	2.27%	2.19%	2.33%	2.16%
Net yield on interest earning assets	2.42%	2.23%	2.40%	2.44%	2.36%	2.49%	2.34%
Operating expenses to average assets	1.64%	1.54%	1.68%	1.63%	1.64%	1.57%	1.53%

Efficiency ratio	62.70%	61.45%	65.04%	61.85%	65.10%	58.80%	60.72%
Ratio of non-performing loans to total assets at end of period	1.85%	0.40%	1.85%	1.44%	1.00%	0.64%	0.40%
Loan loss reserve to total loans, net	0.81%	0.63%	0.81%	0.71%	0.73%	0.68%	0.63%
Stockholders’ equity to assets	7.44%	6.83%	7.44%	7.16%	6.89%	6.97%	6.83%

Selected Consolidated Financial Data	Sept 30, 2012	Jun 30, 2012	Mar 31, 2012	Dec 31, 2011	Sept 30, 2011
Total assets	$802,626	$822,726	$842,266	$832,630	$835,713
Consumer Loans receivable	394,634	400,463	409,244	416,900	424,424
Commercial Loans receivable	103,765	103,997	102,655	99,593	97,373
Loan loss reserve	(4,032)	(3,867)	(3,809)	(3,559)	(3,311)
Total Loans receivable net	494,367	500,593	508,090	512,934	518,486
Total Loans held for sale	3,515	—	—	—	—
Cash & investment securities	99,582	117,380	145,569	119,448	122,306
Mortgage-backed securities	162,710	152,025	145,405	156,411	150,547
Total Investments	262,292	269,405	290,974	275,859	272,853
FHLB stock	10,165	11,240	11,832	12,455	13,110
Checking accounts	101,033	106,661	112,165	96,671	90,146
Savings accounts	162,719	160,136	153,684	147,156	138,805
Certificate of deposit accounts	279,171	282,868	284,572	286,544	295,450
Total Deposits	542,923	549,665	550,421	530,371	524,401
Advances	192,483	203,765	227,228	238,676	250,194
Total stockholders’ equity	59,736	58,924	58,026	58,033	57,082